EXHIBIT 13.2

Condensed consolidated statement of income

	three months ended September 30		nine months ended September 30
(unaudited - millions of Canadian $)	2014	2013	2014	2013

Revenues
Natural gas pipelines	1,145	1,083	3,514	3,271
Liquids pipelines	387	281	1,112	830
Energy	919	840	2,943	2,364
	2,451	2,204	7,569	6,465
Income from Equity Investments	159	177	362	423
Operating and Other Expenses
Plant operating costs and other	674	650	2,163	1,939
Commodity purchases resold	388	299	1,422	958
Property taxes	113	138	355	353
Depreciation and amortization	403	366	1,195	1,089
Gain on sale of assets	—	—	(108)	—
	1,578	1,453	5,027	4,339
Financial Charges/(Income)
Interest expense	312	252	903	792
Interest income and other	(25)	(40)	(89)	(62)
	287	212	814	730
Income before Income Taxes	745	716	2,090	1,819
Income Tax Expense
Current	22	(3)	104	40
Deferred	217	192	520	359
	239	189	624	399
Net Income	506	527	1,466	1,420
Net income attributable to non-controlling interests	25	27	108	70
Net Income Attributable to Controlling Interests	481	500	1,358	1,350
Preferred share dividends	—	6	2	17
Net Income Attributable to Common Shares	481	494	1,356	1,333

See accompanying notes to the condensed consolidated financial statements.

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Condensed consolidated statement of comprehensive income

	three months ended September 30		nine months ended September 30
(unaudited - millions of Canadian $)	2014	2013	2014	2013

Net Income	506	527	1,466	1,420
Other Comprehensive Income, Net of Income Taxes
Foreign currency translation gains and losses on net investment in foreign operations	287	(140)	337	196
Change in fair value of net investment hedges	(121)	62	(169)	(122)
Change in fair value of cash flow hedges	37	14	64	(9)
Reclassification to Net Income of gains and losses on cash flow hedges	5	27	(55)	34
Unrealized actuarial gains and losses on pension and other post-retirement benefit plans	—	1	—	1
Reclassification to Net Income of actuarial gains and losses and prior service costs on pension and other post-retirement benefit plans	5	5	14	17
Other comprehensive income/(loss) on equity investments	—	(1)	2	(4)
Other comprehensive income/(loss) (Note 8)	213	(32)	193	113
Comprehensive Income	719	495	1,659	1,533
Comprehensive income attributable to non-controlling interests	97	(1)	185	99
Comprehensive Income Attributable to Controlling Interests	622	496	1,474	1,434
Preferred share dividends	—	6	2	17
Comprehensive Income Attributable to Common Shares	622	490	1,472	1,417

See accompanying notes to the condensed consolidated financial statements.

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Condensed consolidated statement of cash flows

	three months ended September 30		nine months ended September 30
(unaudited - millions of Canadian $)	2014	2013	2014	2013

Cash Generated from Operations
Net income	506	527	1,466	1,420
Depreciation and amortization	403	366	1,195	1,089
Deferred income taxes	217	192	520	359
Income from equity investments	(159)	(177)	(362)	(423)
Distributed earnings received from equity investments	161	163	415	427
Employee post-retirement benefits funding lower than expense	16	7	28	33
Gain on sale of assets	—	—	(108)	—
Other	(73)	(40)	(66)	(6)
Decrease/(increase) in operating working capital	157	72	239	(263)
Net cash provided by operations	1,228	1,110	3,327	2,636
Investing Activities
Capital expenditures	(853)	(992)	(2,598)	(3,030)
Equity investments	(66)	(30)	(195)	(101)
Acquisitions	(181)	(99)	(181)	(154)
Proceeds from sale of assets, net of transaction costs	—	—	187	—
Deferred amounts and other	(31)	(103)	(148)	(267)
Net cash used in investing activities	(1,131)	(1,224)	(2,935)	(3,552)
Financing Activities
Dividends on common and preferred shares	(340)	(332)	(1,009)	(978)
Distributions paid to non-controlling interests	(42)	(38)	(130)	(97)
Advances (to)/from affiliates, net	2	—	(681)	111
Notes payable issued/(repaid), net	377	(1,177)	(145)	(618)
Long-term debt issued, net of issue costs	—	2,173	1,380	2,917
Repayment of long-term debt	(38)	(521)	(1,020)	(1,230)
Common shares issued, net of issue costs	—	—	1,115	499
Partnership units of subsidiary issued, net of issue costs	79	—	79	384
Preferred shares redeemed	—	—	(200)	—
Net cash provided by/(used in) financing activities	38	105	(611)	988
Effect of Foreign Exchange Rate Changes on Cash and Cash Equivalents	(19)	(12)	(3)	10
Increase/(decrease) in Cash and Cash Equivalents	116	(21)	(222)	82
Cash and Cash Equivalents
Beginning of period	557	640	895	537
Cash and Cash Equivalents
End of period	673	619	673	619

See accompanying notes to the condensed consolidated financial statements.

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THIRD QUARTER REPORT 2014

Condensed consolidated balance sheet

		September 30,	December 31,
	(unaudited - millions of Canadian $)	2014	2013

	ASSETS
	Current Assets
	Cash and cash equivalents	673	895
	Accounts receivable	1,378	1,165
	Due from affiliates	2,719	2,721
	Inventories	267	251
	Other	1,101	845
		6,138	5,877
Plant, Property and Equipment,	net of accumulated depreciation of $19,097 and $17,851, respectively	40,189	37,606
	Equity Investments	5,789	5,759
	Regulatory Assets	1,569	1,735
	Goodwill	3,897	3,696
	Intangible and Other Assets	2,353	1,953
		59,935	56,626
	LIABILITIES
	Current Liabilities
	Notes payable	1,749	1,842
	Accounts payable and other	2,723	2,141
	Due to affiliates	756	1,439
	Accrued interest	381	389
	Current portion of long-term debt	1,742	973
		7,351	6,784
	Regulatory Liabilities	218	229
	Other Long-Term Liabilities	775	656
	Deferred Income Tax Liabilities	5,141	4,564
	Long-Term Debt	22,391	21,892
	Junior Subordinated Notes	1,120	1,063
		36,996	35,188
	EQUITY
	Common shares, no par value	16,320	15,205
Issued and outstanding:	September 30, 2014 - 779 million shares
	December 31, 2013 - 757 million shares
	Preferred shares	—	194
	Additional paid-in capital	440	431
	Retained earnings	5,462	5,125
	Accumulated other comprehensive loss (Note 8)	(818)	(934)
	Controlling Interests	21,404	20,021
	Non-controlling interests	1,535	1,417
		22,939	21,438
		59,935	56,626
	Contingencies and Guarantees (Note 11)
	Subsequent Event (Note 13)

See accompanying notes to the condensed consolidated financial statements.

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THIRD QUARTER REPORT 2014

Condensed consolidated statement of equity

	nine months ended September 30
(unaudited - millions of Canadian $)	2014	2013

Common Shares
Balance at beginning of period	15,205	14,306
Proceeds from shares issued	1,115	499
Balance at end of period	16,320	14,805
Preferred Shares
Balance at beginning of period	194	389
Redemption of preferred shares	(194)	—
Balance at end of period	—	389
Additional Paid-In Capital
Balance at beginning of period	431	400
Dilution impact from TC PipeLines, LP units issued	9	29
Redemption of preferred shares	(6)	—
Other	6	5
Balance at end of period	440	434
Retained Earnings
Balance at beginning of period	5,125	4,657
Net income attributable to controlling interests	1,358	1,350
Common share dividends	(1,019)	(976)
Preferred share dividends	(2)	(17)
Balance at end of period	5,462	5,014
Accumulated Other Comprehensive Loss
Balance at beginning of period	(934)	(1,448)
Other comprehensive income	116	84
Balance at end of period	(818)	(1,364)
Equity Attributable to Controlling Interests	21,404	19,278
Equity Attributable to Non-Controlling Interests
Balance at beginning of period	1,417	1,036
Net income attributable to non-controlling interests
TC PipeLines, LP	98	63
Portland	10	7
Other comprehensive income attributable to non-controlling interests	77	29
Issuance of TC PipeLines, LP units
Proceeds, net of issue costs	79	384
Decrease in TCPL's ownership	(14)	(47)
Distributions to non-controlling interests	(132)	(97)
Foreign exchange and other	—	7
Balance at end of period	1,535	1,382
Total Equity	22,939	20,660

See accompanying notes to the condensed consolidated financial statements.

TRANSCANADA PIPELINES LIMITED [44
THIRD QUARTER REPORT 2014

Notes to condensed consolidated financial statements
(unaudited)

1. Basis of presentation

These condensed consolidated financial statements of TransCanada PipeLines Limited (TCPL or the Company) have been prepared by management in accordance with U.S. GAAP. The accounting policies applied are consistent with those outlined in TCPL’s annual audited consolidated financial statements for the year ended December 31, 2013. Capitalized and abbreviated terms that are used but not otherwise defined herein are identified in TCPL’s 2013 Annual Report.

These condensed consolidated financial statements reflect adjustments, all of which are normal recurring adjustments that are, in the opinion of management, necessary to reflect fairly the financial position and results of operations for the respective periods. These condensed consolidated financial statements do not include all disclosures required in the annual financial statements and should be read in conjunction with the 2013 audited consolidated financial statements included in TCPL’s 2013 Annual Report. Certain comparative figures have been reclassified to conform with the current period’s presentation.

Earnings for interim periods may not be indicative of results for the fiscal year in the Company’s Natural Gas Pipelines segment due to the timing of regulatory decisions and seasonal fluctuations in short-term throughput volumes on U.S. pipelines.  Earnings for interim periods may also not be indicative of results for the fiscal year in the Company’s Energy segment due to the impact of seasonal weather conditions on customer demand and market pricing in certain of the Company’s investments in electrical power generation plants and non-regulated gas storage facilities.

USE OF ESTIMATES AND JUDGEMENTS
In preparing these financial statements, TCPL is required to make estimates and assumptions that affect both the amount and timing of recording assets, liabilities, revenues and expenses since the determination of these items may be dependent on future events. The Company uses the most current information available and exercises careful judgement in making these estimates and assumptions. In the opinion of management, these condensed consolidated financial statements have been properly prepared within reasonable limits of materiality and within the framework of the Company’s significant accounting policies included in the consolidated financial statements for the year ended December 31, 2013, except as described in Note 2, Changes in accounting policies.

2. Changes in accounting policies

CHANGES IN ACCOUNTING POLICIES FOR 2014

Obligations resulting from joint and several liability arrangements
In February 2013, the FASB issued guidance for recognizing, measuring, and disclosing obligations resulting from joint and several liability arrangements when the total amount of the obligation is fixed at the reporting date. Debt arrangements, other contractual obligations, and settled litigation and judicial rulings are examples of these obligations. This new guidance was effective January 1, 2014. There was no material impact on the Company’s consolidated financial statements as a result of applying this new standard.

Foreign currency matters - cumulative translation adjustment
In March 2013, the FASB issued amended guidance related to the release of the cumulative translation adjustment into net income when a parent either sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets that is a business. This new guidance was effective prospectively from January 1, 2014 and will be applied for all applicable transactions after that date.

Unrecognized tax benefit
In July 2013, the FASB issued amended guidance on the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. This new guidance was effective January 1, 2014. There was no material impact on the Company's consolidated financial statements as a result of applying this new standard.

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FUTURE ACCOUNTING CHANGES

Reporting discontinued operations
In April 2014, the FASB issued amended guidance on the reporting of discontinued operations. The criteria of what will qualify as a discontinued operation has changed and there are expanded disclosures required. This new guidance is effective from January 1, 2015 and will be applied prospectively. The Company does not expect the adoption of this new standard to have a material impact on its consolidated financial statements.

Revenue from contracts with customers
In May 2014, the FASB issued new guidance on Revenue from Contracts with Customers. This guidance supersedes the current revenue recognition requirements and most industry-specific guidance. This new guidance requires that an entity recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. This new guidance is effective from January 1, 2017 with two methods in which the amendment can be applied: (1) retrospectively to each prior reporting period presented, or (2) retrospectively with the cumulative effect recognized at the date of initial application. Early application is not permitted. The Company is currently evaluating the impact of the adoption of this ASU and has not yet determined the effect on its consolidated financial statements.

3. Segmented information

three months ended September 30	Natural Gas Pipelines		Liquids Pipelines[1]		Energy		Corporate		Total
(unaudited - millions of Canadian $)	2014	2013	2014	2013	2014	2013	2014	2013	2014	2013

Revenues	1,145	1,083	387	281	919	840	—	—	2,451	2,204
Income from equity investments	35	36	—	—	124	141	—	—	159	177
Plant operating costs and other	(349)	(326)	(92)	(81)	(202)	(217)	(31)	(26)	(674)	(650)
Commodity purchases resold	—	—	—	—	(388)	(299)	—	—	(388)	(299)
Property taxes	(81)	(109)	(14)	(11)	(18)	(18)	—	—	(113)	(138)
Depreciation and amortization	(266)	(248)	(55)	(37)	(76)	(77)	(6)	(4)	(403)	(366)
Segmented earnings	484	436	226	152	359	370	(37)	(30)	1,032	928
Interest expense									(312)	(252)
Interest income and other									25	40
Income before income taxes									745	716
Income tax expense									(239)	(189)
Net income									506	527
Net income attributable to non-controlling interests									(25)	(27)
Net income attributable to controlling interests									481	500
Preferred share dividends									—	(6)
Net income attributable to common shares									481	494

1	Previously Oil Pipelines.

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THIRD QUARTER REPORT 2014

nine months ended September 30	Natural Gas Pipelines		Liquids Pipelines[1]		Energy		Corporate		Total
(unaudited - millions of Canadian $)	2014	2013	2014	2013	2014	2013	2014	2013	2014	2013

Revenues	3,514	3,271	1,112	830	2,943	2,364	—	—	7,569	6,465
Income from equity investments	124	105	—	—	238	318	—	—	362	423
Plant operating costs and other	(1,030)	(983)	(293)	(242)	(749)	(637)	(91)	(77)	(2,163)	(1,939)
Commodity purchases resold	—	—	—	—	(1,422)	(958)	—	—	(1,422)	(958)
Property taxes	(251)	(264)	(48)	(34)	(56)	(55)	—	—	(355)	(353)
Depreciation and amortization	(791)	(746)	(158)	(111)	(230)	(220)	(16)	(12)	(1,195)	(1,089)
Gain on sale of assets	—	—	—	—	108	—	—	—	108	—
Segmented earnings	1,566	1,383	613	443	832	812	(107)	(89)	2,904	2,549
Interest expense									(903)	(792)
Interest income and other									89	62
Income before income taxes									2,090	1,819
Income tax expense									(624)	(399)
Net income									1,466	1,420
Net income attributable to non-controlling interests									(108)	(70)
Net income attributable to controlling interests									1,358	1,350
Preferred share dividends									(2)	(17)
Net income attributable to common shares									1,356	1,333

1	Previously Oil Pipelines.

TOTAL ASSETS

(unaudited - millions of Canadian $)	September 30, 2014	December 31, 2013

Natural Gas Pipelines	26,273	25,165
Liquids Pipelines[1]	15,266	13,253
Energy	13,939	13,747
Corporate	4,457	4,461
	59,935	56,626

1	Previously Oil Pipelines.

4. Acquisitions and disposition

In September 2014, TCPL acquired three additional Ontario solar power facilities from Canadian Solar Solutions Inc. for $181 million net of working capital adjustments. TCPL measured the assets and liabilities acquired at fair value with substantially all of the purchase price allocated to Plant, Property and Equipment and no Goodwill was recorded.

On April 15, 2014, TCPL sold Cancarb Limited and its related power generation for aggregate gross proceeds of $190 million. TCPL recognized a gain on the sale of $108 million ($99 million after tax) which has been presented separately on the consolidated statement of income.

5. Income taxes

At September 30, 2014, the total unrecognized tax benefit of uncertain tax positions was approximately $15 million (December 31, 2013 - $19 million). TCPL recognizes interest and penalties related to income tax uncertainties in income tax expense. Included in net tax expense for the three and nine months ended September 30, 2014 is nil of interest expense and nil for penalties (September 30, 2013 - nil of interest expense and nil for penalties). At September 30, 2014, the Company had $5 million accrued for interest expense and nil accrued for penalties (December 31, 2013 - $5 million accrued for interest expense and nil for penalties).

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The effective tax rates for the nine-month periods ended September 30, 2014 and 2013 were 30 per cent and 22 per cent, respectively. The higher effective tax rate in 2014 compared to 2013 was primarily the result of the impact of the 2013 NEB decision (RH-003-2011), changes in the proportion of income earned between Canadian and foreign jurisdictions as well as higher flow-through taxes in 2014 on Canadian regulated pipelines, partially offset by the disposition of Cancarb Limited in 2014.

6. Long-term debt

In the three and nine months ended September 30, 2014, TCPL capitalized interest related to capital projects of $57 million and $199 million, respectively (2013 - $80 million and $195 million, respectively).

LONG-TERM DEBT ISSUED

Amount
(unaudited - millions of $)	Type	Maturity date	Interest rate	Date issued

US$1,250	Senior unsecured notes	March 1, 2034	4.625%	February 2014

LONG-TERM DEBT RETIRED

Amount
(unaudited - millions of Canadian $)	Type	Retirement date	Interest rate

$450	Medium term notes	January 2014	5.65%
$300	Medium term notes	February 2014	5.05%
$125	Debenture	June 2014	11.10%
$53	Debenture	June 2014	11.20%

7. Equity and share capital

COMMON SHARE ISSUANCE
In January 2014, we issued 9.1 million common shares to TransCanada Corporation (TransCanada) resulting in proceeds of $440 million.

In April 2014, we issued 13.3 million common shares to TransCanada resulting in proceeds of $675 million.

PREFERRED SHARE REDEMPTION
On March 5, 2014, TCPL redeemed all of the four million outstanding 5.60 per cent cumulative redeemable first preferred shares Series Y at a price of $50 per share plus $0.2455 representing accrued and unpaid dividends to the redemption date.

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8. Other comprehensive income/(loss) and accumulated other comprehensive loss

Components of other comprehensive income/(loss) including non-controlling interests and the related tax effects are as follows:

three months ended September 30, 2014	Before tax	Income tax recovery/	Net of tax
(unaudited - millions of Canadian $)	amount	(expense)	amount

Foreign currency translation gains and losses on net investment in foreign operations	234	53	287
Change in fair value of net investment hedges	(164)	43	(121)
Change in fair value of cash flow hedges	62	(25)	37
Reclassification to net income of gains and losses on cash flow hedges	5	—	5
Reclassification to net income of actuarial gains and losses and prior service costs on pension and other post-retirement benefit plans	6	(1)	5
Other comprehensive income/(loss) on equity investments	2	(2)	—
Other comprehensive income	145	68	213

three months ended September 30, 2013	Before tax	Income tax recovery/	Net of tax
(unaudited - millions of Canadian $)	amount	(expense)	amount

Foreign currency translation gains and losses on net investment in foreign operations	(104)	(36)	(140)
Change in fair value of net investment hedges	83	(21)	62
Change in fair value of cash flow hedges	27	(13)	14
Reclassification to net income of gains and losses on cash flow hedges	38	(11)	27
Unrealized actuarial gains and losses on pension and other post-retirement benefit plans	2	(1)	1
Reclassification to net income of actuarial gains and losses and prior service costs on pension and other post-retirement benefit plans	9	(4)	5
Other comprehensive loss on equity investments	(1)	—	(1)
Other comprehensive income/(loss)	54	(86)	(32)

nine months ended September 30, 2014	Before tax	Income tax recovery/	Net of tax
(unaudited - millions of Canadian $)	amount	(expense)	amount

Foreign currency translation gains and losses on net investment in foreign operations	285	52	337
Change in fair value of net investment hedges	(228)	59	(169)
Change in fair value of cash flow hedges	104	(40)	64
Reclassification to net income of gains and losses on cash flow hedges	(94)	39	(55)
Reclassification to net income of actuarial gains and losses and prior service costs on pension and other post-retirement benefit plans	19	(5)	14
Other comprehensive income/(loss) on equity investments	3	(1)	2
Other comprehensive income	89	104	193

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nine months ended September 30, 2013	Before tax	Income tax recovery/	Net of tax
(unaudited - millions of Canadian $)	amount	(expense)	amount

Foreign currency translation gains and losses on net investment in foreign operations	144	52	196
Change in fair value of net investment hedges	(165)	43	(122)
Change in fair value of cash flow hedges	(3)	(6)	(9)
Reclassification to net income of gains and losses on cash flow hedges	49	(15)	34
Unrealized actuarial gains and losses on pension and other post-retirement benefit plans	2	(1)	1
Reclassification to net income of actuarial gains and losses and prior service costs on pension and other post-retirement benefit plans	26	(9)	17
Other comprehensive (loss)/income on equity investments	(5)	1	(4)
Other comprehensive income	48	65	113

The changes in accumulated other comprehensive loss by component are as follows:

three months ended September 30, 2014	Currency translation	Cash flow	Pension and OPEB plan	Equity
(unaudited - millions of Canadian $)	adjustments	hedges	adjustments	Investments	Total[1]

AOCI balance at July 1, 2014	(632)	(37)	(188)	(102)	(959)
Other comprehensive income before reclassifications[2]	94	37	—	—	131
Amounts reclassified from accumulated other comprehensive loss[3]	—	5	5	—	10
Net current period other comprehensive income	94	42	5	—	141
AOCI balance at September 30, 2014	(538)	5	(183)	(102)	(818)

1	All amounts are net of tax. Amounts in parentheses indicate losses recorded to OCI.

2	Other comprehensive income before reclassifications on currency translation adjustments is net of non-controlling interest gains of $72 million.

3
Gains related to cash flow hedges reported in AOCI and expected to be reclassified to net income in the next 12 months are estimated to be $65 million ($39 million, net of tax) at September 30, 2014. These estimates assume constant commodity prices, interest rates and foreign exchange rates over time, however, the amounts reclassified will vary based on the actual value of these factors at the date of settlement.

nine months ended September 30, 2014	Currency translation	Cash flow	Pension and OPEB plan	Equity
(unaudited - millions of Canadian $)	adjustments	hedges	adjustments	Investments	Total[1]

AOCI balance at January 1, 2014	(629)	(4)	(197)	(104)	(934)
Other comprehensive income before reclassifications[2]	91	64	—	—	155
Amounts reclassified from accumulated other comprehensive loss[3]	—	(55)	14	2	(39)
Net current period other comprehensive income	91	9	14	2	116
AOCI balance at September 30, 2014	(538)	5	(183)	(102)	(818)

1	All amounts are net of tax. Amounts in parentheses indicate losses recorded to OCI.

2	Other comprehensive income before reclassifications on currency translation adjustments is net of non-controlling interest gains of $77 million.

3
Gains related to cash flow hedges reported in AOCI and expected to be reclassified to net income in the next 12 months are estimated to be $65 million ($39 million, net of tax) at September 30, 2014. These estimates assume constant commodity prices, interest rates and foreign exchange rates over time, however, the amounts reclassified will vary based on the actual value of these factors at the date of settlement.

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Details about reclassifications out of accumulated other comprehensive loss are as follows:

	Amounts reclassified from accumulated other comprehensive loss[1]		Affected line item in the condensed consolidated statement of income
(unaudited - millions of Canadian $)	three months ended September 30, 2014	nine months ended September 30, 2014

Cash flow hedges
Power and natural gas	(1)	106	Revenue (Energy)
Interest	(4)	(12)	Interest expense
	(5)	94	Total before tax
	—	(39)	Income tax expense
	(5)	55	Net of tax
Pension and other post-retirement plan adjustments
Amortization of actuarial loss and past service cost	(6)	(19)	[2]
	1	5	Income tax expense
	(5)	(14)	Net of tax
Equity Investments
Equity income	(2)	(3)	Income from Equity Investments
	2	1	Income tax expense
	—	(2)	Net of tax

1	All amounts in parentheses indicate expenses to the condensed consolidated statement of income.

2	These accumulated other comprehensive loss components are included in the computation of net benefit cost. Refer to Note 9 for additional detail.

9. Employee post-retirement benefits

The net benefit cost recognized for the Company’s defined benefit pension plans and other post-retirement benefit plans is as follows:

	three months ended September 30				nine months ended September 30
	Pension benefit plans		Other post-retirement benefit plans		Pension benefit plans		Other post-retirement benefit plans
(unaudited - millions of Canadian $)	2014	2013	2014	2013	2014	2013	2014	2013

Service cost	21	21	1	1	64	62	2	2
Interest cost	28	24	2	2	84	71	7	6
Expected return on plan assets	(35)	(31)	—	—	(104)	(89)	(1)	(1)
Amortization of actuarial loss	5	8	—	1	16	23	1	2
Amortization of past service cost	1	—	—	—	2	1	—	—
Amortization of regulatory asset	4	7	1	—	13	22	1	1
Amortization of transitional obligation related to regulated business	—	—	—	—	—	—	1	1
Net benefit cost recognized	24	29	4	4	75	90	11	11

10. Risk management and financial instruments

RISK MANAGEMENT OVERVIEW
TCPL has exposure to counterparty credit risk and market risk, and has strategies, policies and limits in place to manage the impact of these risks on earnings, cash flow and, ultimately, shareholder value.

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THIRD QUARTER REPORT 2014

COUNTERPARTY CREDIT RISK
TCPL’s maximum counterparty credit exposure with respect to financial instruments at the balance sheet date, without taking into account security held, consisted of accounts receivable, portfolio investments recorded at fair value, the fair value of derivative assets and notes, and loans and advances receivable. The majority of counterparty credit exposure is with counterparties that are investment grade or the exposure is supported by financial assurances provided by investment grade parties. The Company regularly reviews its accounts receivable and records an allowance for doubtful accounts as necessary using the specific identification method. At September 30, 2014, there were no significant amounts past due or impaired, and there were no significant credit losses during the period.

At September 30, 2014, the Company had a credit risk concentration of $224 million (December 31, 2013 - $240 million) due from one counterparty. This amount is expected to be fully collectible and is secured by a guarantee from the counterparty’s investment grade parent company.

NET INVESTMENT IN FOREIGN OPERATIONS
The Company hedges its net investment in foreign operations (on an after-tax basis) with U.S. dollar-denominated debt, cross-currency interest rate swaps, foreign exchange forward contracts and foreign exchange options.

U.S. dollar-denominated debt designated as a net investment hedge

(unaudited - millions of Canadian $)	September 30, 2014	December 31, 2013

Carrying value	16,400 (US 14,600)	14,200 (US 13,400)
Fair value	18,700 (US 16,700)	16,000 (US 15,000)

Derivatives designated as a net investment hedge

	September 30, 2014		December 31, 2013
(unaudited - millions of Canadian $)	Fair Value[1]	Notional or principal amount	Fair value[1]	Notional or principal amount

Asset/(liability)
U.S. dollar cross-currency interest rate swaps
(maturing 2014 to 2019)[2]	(342)	US 3,050	(201)	US 3,800
U.S. dollar foreign exchange forward contracts
(maturing 2014)	(8)	US 450	(11)	US 850
	(350)	US 3,500	(212)	US 4,650

1	Fair values equal carrying values.

2
Net income in the three and nine months ended September 30, 2014 included net realized gains of $5 million and $16 million, respectively, (2013 - gains of $8 million and $22 million, respectively) related to the interest component of cross-currency swaps which is included in interest expense.

Balance sheet presentation of net investment hedges

The balance sheet classification of the fair value of derivatives used to hedge the Company's net investment in foreign operations is as follows:

(unaudited - millions of Canadian $)	September 30, 2014	December 31, 2013

Other current assets	5	5
Intangible and other assets	1	—
Accounts payable and other	(110)	(50)
Other long-term liabilities	(246)	(167)
	(350)	(212)

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FINANCIAL INSTRUMENTS

Non-derivative financial instruments

Fair value of non-derivative financial instruments
The fair value of the Company's notes receivables is calculated by discounting future payments of interest and principal using forward interest rates. The fair value of long-term debt is estimated using an income approach based on quoted market prices for the same or similar debt instruments from external data service providers. The fair value of available for sale assets has been calculated using quoted market prices where available. Credit risk has been taken into consideration when calculating the fair value of non-derivative instruments.

Certain non-derivative financial instruments included in cash and cash equivalents, accounts receivable, due from affiliates, intangible and other assets, notes payable, accounts payable and other, accrued interest, due to affiliates and other long-term liabilities have carrying amounts that equal their fair value due to the nature of the item or the short time to maturity and would be classified in Level II of the fair value hierarchy.

Balance sheet presentation of non-derivative financial instruments
The following table details the fair value of the non-derivative financial instruments, excluding those where carrying amounts equal fair value, and would be classified in Level II of the fair value hierarchy:

	September 30, 2014		December 31, 2013
(unaudited - millions of Canadian $)	Carrying amount[1]	Fair value	Carrying amount[1]	Fair value

Notes receivable and other[1]	203	249	226	269
Available for sale assets[2]	60	60	47	47
Current and long-term debt[3,4]	(24,133)	(28,280)	(22,865)	(26,134)
Junior subordinated notes	(1,120)	(1,148)	(1,063)	(1,093)
	(24,990)	(29,119)	(23,655)	(26,911)

1	Notes receivable are included in other current assets and intangible and other assets on the condensed consolidated balance sheet.

2	Available for sale assets are included in intangible and other assets on the condensed consolidated balance sheet.

3	Long-term debt is recorded at amortized cost, except for US$400 million (December 31, 2013 - US$200 million) that is attributed to hedged risk and recorded at fair value.

4
Consolidated net income for the three and nine months ended September 30, 2014 included gains of $2 million and losses of $3 million, respectively, (2013 - losses of nil and $7 million, respectively) for fair value adjustments attributable to the hedged interest rate risk associated with interest rate swap fair value hedging relationships on US$400 million of long-term debt at September 30, 2014 (December 31, 2013 - US$200 million). There were no other unrealized gains or losses from fair value adjustments to the non-derivative financial instruments.

Derivative instruments

Fair value of derivative instruments
The fair value of foreign exchange and interest rate derivatives has been calculated using the income approach which uses current market rates and applies a discounted cash flow valuation model. The fair value of power and natural gas derivatives and available for sale assets has been calculated using quoted market prices where available. In the absence of quoted market prices, third-party broker quotes or other valuation techniques have been used. Credit risk has been taken into consideration when calculating the fair value of derivative instruments.

Where possible, derivative instruments are designated as hedges, but in some cases, even though the derivatives are considered to be effective economic hedges, they do not meet the specific criteria for hedge accounting treatment and are accounted for at fair value with changes in fair value recorded in net income in the period of change. This may expose the Company to increased variability in reported earnings because the fair value of the derivative instruments can fluctuate significantly from period to period.

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Balance sheet presentation of derivative instruments
The balance sheet classification of the fair value of the derivative instruments is as follows:

(unaudited - millions of Canadian $)	September 30, 2014	December 31, 2013

Other current assets	463	395
Intangible and other assets	144	112
Accounts payable and other	(495)	(357)
Other long-term liabilities	(339)	(255)
	(227)	(105)

2014 derivative instruments summary
The following summary does not include hedges of the Company's net investment in foreign operations.

(unaudited - millions of Canadian $ unless noted otherwise)	Power	Natural gas	Foreign exchange	Interest

Derivative instruments held for trading[1]
Fair values[2,3]
Assets	$392	$46	$1	$5
Liabilities	($378)	($57)	($21)	($5)
Notional values[3]
Volumes[4]
Purchases	39,310	72	—	—
Sales	36,493	44	—	—
U.S. dollars	—	—	US 1,921	US 100
Net unrealized gains/(losses) in the period[5]
three months ended September 30, 2014	$20	$7	($32)	$—
nine months ended September 30, 2014	$35	($14)	($9)	$—
Net realized gains/(losses) in the period[5]
three months ended September 30, 2014	$8	($27)	($1)	$—
nine months ended September 30, 2014	($23)	$19	($19)	$—
Maturity dates[3]	2014-2018	2014-2020	2014-2015	2016
Derivative instruments in hedging relationships[6,7]
Fair values[2,3]
Assets	$154	$—	$—	$3
Liabilities	($16)	$—	$—	($1)
Notional values[3]
Volumes[4]
Purchases	10,151	—	—	—
Sales	5,216	—	—	—
U.S. dollars	—	—	—	US 550
Net realized (losses)/gains in the period[5]
three months ended September 30, 2014	($50)	$—	$—	$1
nine months ended September 30, 2014	$138	$—	$—	$3
Maturity dates[3]	2014-2019	—	—	2015-2018

1
All derivative instruments held for trading have been entered into for risk management purposes and are subject to the Company’s risk management strategies, policies and limits. These include derivatives that have not been designated as hedges or do not qualify for hedge accounting treatment but have been entered into as economic hedges to manage the Company’s exposures to market risk.

2	Fair values equal carrying values.

3	As at September 30, 2014.

4	Volumes for power and natural gas derivatives are in GWh and Bcf, respectively.

5
Realized and unrealized gains and losses on held for trading derivative instruments used to purchase and sell power and natural gas are included net in revenues. Realized and unrealized gains and losses on interest rate and foreign exchange derivative financial instruments held for trading are included in interest expense and interest income and other, respectively. The effective portion of the

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change in fair value of derivative instruments in hedging relationships is initially recognized in OCI and reclassified to revenues, interest expense and interest income and other, as appropriate, as the original hedged item settles.

6
All hedging relationships are designated as cash flow hedges except for interest rate derivative financial instruments designated as fair value hedges with a fair value of $3 million and a notional amount of US$400 million as at September 30, 2014. For the three and nine months ended September 30, 2014, net realized gains on fair value hedges were $2 million and $5 million, respectively, and were included in interest expense. For the three and nine months ended September 30, 2014, the Company did not record any amounts in net income related to ineffectiveness for fair value hedges.

7
For the three and nine months ended September 30, 2014, there were no gains or losses included in net income for discontinued cash flow hedges where it was probable that the anticipated transaction would not occur.

2013 derivative instruments summary
The following summary does not include hedges of the Company's net investment in foreign operations.

(unaudited - millions of Canadian $ unless noted otherwise)	Power	Natural gas	Foreign exchange	Interest

Derivative instruments held for trading[1]
Fair values[2,3]
Assets	$265	$73	$—	$8
Liabilities	($280)	($72)	($12)	($7)
Notional values[3]
Volumes[4]
Purchases	29,301	88	—	—
Sales	28,534	60	—	—
Canadian dollars	—	—	—	400
U.S. dollars	—	—	US 1,015	US 100
Net unrealized gains/(losses) in the period[5]
three months ended September 30, 2013	$18	$13	$16	$—
nine months ended September 30, 2013	$15	$1	($1)	$—
Net realized (losses)/gains in the period[5]
three months ended September 30, 2013	($10)	($14)	$3	$—
nine months ended September 30, 2013	($46)	($21)	($5)	$—
Maturity dates[3]	2014-2017	2014-2016	2014	2014-2016
Derivative instruments in hedging relationships [6,7]
Fair values[2,3]
Assets	$150	$—	$—	$6
Liabilities	($22)	$—	($1)	($1)
Notional values[3]
Volumes[4]
Purchases	9,758	—	—	—
Sales	6,906	—	—	—
U.S. dollars	—	—	US 16	US 350
Net realized (losses)/gains in the period[5]
three months ended September 30, 2013	($18)	$—	$—	$1
nine months ended September 30, 2013	($29)	($1)	$—	$5
Maturity dates[3]	2014-2018	—	2014	2015-2018

1
All derivative instruments held for trading have been entered into for risk management purposes and are subject to the Company’s risk management strategies, policies and limits. These include derivatives that have not been designated as hedges or do not qualify for hedge accounting treatment but have been entered into as economic hedges to manage the Company’s exposures to market risk.

2	Fair values equal carrying values.

3	As at December 31, 2013.

4	Volumes for power and natural gas derivatives are in GWh and Bcf, respectively.

5
Realized and unrealized gains and losses on held for trading derivative instruments used to purchase and sell power and natural gas are included net in revenues. Realized and unrealized gains and losses on interest rate and foreign exchange derivative financial instruments held for trading are included in interest expense and interest income and other, respectively. The effective portion of change in fair value of derivative instruments in hedging relationships is initially recognized in OCI and reclassified to revenues, interest expense and interest income and other, as appropriate, as the original hedged item settles.

6
All hedging relationships are designated as cash flow hedges except for interest rate derivative financial instruments designated as fair value hedges with a fair value of $5 million and a notional amount of US$200 million as at December 31, 2013. Net realized gains on

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fair value hedges for the three and nine months ended September 30, 2013 were $1 million and $5 million, respectively, and were included in interest expense. For the three and nine months ended September 30, 2013, the Company did not record any amounts in net income related to ineffectiveness for fair value hedges.

7
For the three and nine months ended September 30, 2013, there were no gains or losses included in net income for discontinued cash flow hedges where it was probable that the anticipated transaction would not occur.

Derivatives in cash flow hedging relationships
The components of OCI (Note 8) related to derivatives in cash flow hedging relationships are as follows:

	three months ended September 30		nine months ended September 30
(unaudited - millions of Canadian $, pre-tax)	2014	2013	2014	2013

Change in fair value of derivative instruments recognized in OCI (effective portion)
Power	62	28	96	(6)
Natural gas	(1)	(1)	(2)	(1)
Foreign exchange	—	1	10	5
Interest	1	(1)	—	(1)
	62	27	104	(3)
Reclassification of gains/(losses) on derivative instruments from AOCI to net income (effective portion)[1]
Power	—	33	(109)	34
Natural gas	1	1	3	3
Interest	4	4	12	12
	5	38	(94)	49
Gains/(losses) on derivative instruments recognized in earnings (ineffective portion)
Power	23	6	13	(1)
	23	6	13	(1)

1	No amounts have been excluded from the assessment of hedge effectiveness. Amounts in parentheses indicate losses recorded to OCI.

Offsetting of derivative instruments
The Company enters into derivative contracts with the right to offset in the normal course of business as well as in the event of default. TCPL has no master netting agreements, however, similar contracts are entered into containing rights to offset. The Company has elected to present the fair value of derivative instruments with the right to offset on a gross basis in the balance sheet. The following table shows the impact on the presentation of the fair value of derivative instrument assets and liabilities had the Company elected to present these contracts on a net basis:

at September 30, 2014	Gross derivative instruments presented on the balance sheet	Amounts available for offset[1]	Net amounts
(unaudited - millions of Canadian $)

Derivative - Asset
Power	546	(356)	190
Natural gas	46	(45)	1
Foreign exchange	7	(7)	—
Interest	8	—	8
Total	607	(408)	199
Derivative - Liability
Power	(394)	356	(38)
Natural gas	(57)	45	(12)
Foreign exchange	(377)	7	(370)
Interest	(6)	—	(6)
Total	(834)	408	(426)

1	Amounts available for offset do not include cash collateral pledged or received.

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With respect to all financial arrangements, including the derivative instruments presented above, as at September 30, 2014, the Company had provided cash collateral of $102 million and letters of credit of $33 million to its counterparties. The Company held $8 million in cash collateral and $6 million in letters of credit on asset exposures at September 30, 2014.

The following table shows the impact on the presentation of the fair value of derivative instrument assets and liabilities had the Company elected to present these contracts on a net basis as at December 31, 2013:

at December 31, 2013	Gross derivative instruments presented on the balance sheet	Amounts available for offset[1]	Net amounts
(unaudited - millions of Canadian $)

Derivative - Asset
Power	415	(277)	138
Natural gas	73	(61)	12
Foreign exchange	5	(5)	—
Interest	14	(2)	12
Total	507	(345)	162
Derivative - Liability
Power	(302)	277	(25)
Natural gas	(72)	61	(11)
Foreign exchange	(230)	5	(225)
Interest	(8)	2	(6)
Total	(612)	345	(267)

1	Amounts available for offset do not include cash collateral pledged or received.

With respect to all financial arrangements, including the derivative instruments presented above as at December 31, 2013, the Company had provided cash collateral of $67 million and letters of credit of $85 million to its counterparties. The Company held $11 million in cash collateral and $32 million in letters of credit on asset exposures at December 31, 2013.

Credit risk related contingent features of derivative instruments
Derivative contracts entered into to manage market risk often contain financial assurance provisions that allow parties to the contracts to manage credit risk. These provisions may require collateral to be provided if a credit risk related contingent event occurs, such as a downgrade in the Company’s credit rating to non-investment grade.

Based on contracts in place and market prices at September 30, 2014, the aggregate fair value of all derivative instruments with credit risk related contingent features that were in a net liability position was $13 million (December 31, 2013 - $16 million), for which the Company had provided collateral in the normal course of business of nil (December 31, 2013 - nil). If the credit risk related contingent features in these agreements were triggered on September 30, 2014, the Company would have been required to provide collateral of $13 million (December 31, 2013 - $16 million) to its counterparties. Collateral may also need to be provided should the fair value of derivative instruments exceed pre-defined contractual exposure limit thresholds.

The Company feels it has sufficient liquidity in the form of cash and undrawn committed revolving bank lines to meet these contingent obligations should they arise.

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FAIR VALUE HIERARCHY
The Company’s assets and liabilities recorded at fair value have been classified into three categories based on the fair value hierarchy.

Levels	How fair value has been determined
Level I	Quoted prices in active markets for identical assets and liabilities that the Company has the ability to access at the measurement date.
Level II
Valuation based on the extrapolation of inputs, other than quoted prices included within Level I, for which all significant inputs are observable directly or indirectly.

Inputs include published exchange rates, interest rates, interest rate swap curves, yield curves and broker quotes from external data service providers.

This category includes interest rate and foreign exchange derivative assets and liabilities where fair value is determined using the income approach and power and natural gas commodity derivatives where fair value is determined using the market approach.

Transfers between Level I and Level II would occur when there is a change in market circumstances.

Level III
Valuation of assets and liabilities measured on a recurring basis using a market approach based on inputs that are unobservable and significant to the overall fair value measurement. This category includes long-dated commodity transactions in certain markets where liquidity is low. Long-term electricity prices are estimated using a third-party modeling tool which takes into account physical operating characteristics of generation facilities in the markets in which we operate.

Model inputs include market fundamentals such as fuel prices, power supply additions and retirements, power demand, seasonal hydro conditions and transmission constraints. Long-term North American natural gas prices are based on a view of future natural gas supply and demand, as well as exploration and development costs. Significant decreases in fuel prices or demand for electricity or natural gas, or increases in the supply of electricity or natural gas is expected to or may result in a lower fair value measurement of contracts included in Level III.

Assets and liabilities measured at fair value can fluctuate between Level II and Level III depending on the proportion of the value of the contract that extends beyond the time frame for which inputs are considered to be observable. As contracts near maturity and observable market data becomes available, they are transferred out of Level III and into Level II.

The fair value of the Company’s assets and liabilities measured on a recurring basis, including both current and non-current portions, are categorized as follows:

at September 30, 2014	Quoted prices in active markets	Significant other observable inputs	Significant unobservable inputs
(unaudited - millions of Canadian $, pre-tax)	(Level I)[1]	(Level II)[1]	(Level III)[1]	Total

Derivative instrument assets:
Power commodity contracts	—	543	3	546
Natural gas commodity contracts	21	23	2	46
Foreign exchange contracts	—	7	—	7
Interest rate contracts	—	8	—	8
Derivative instrument liabilities:
Power commodity contracts	—	(391)	(3)	(394)
Natural gas commodity contracts	(35)	(20)	(2)	(57)
Foreign exchange contracts	—	(377)	—	(377)
Interest rate contracts	—	(6)	—	(6)
Non-derivative financial instruments:
Available for sale assets	—	60	—	60
	(14)	(153)	—	(167)

1	There were no transfers from Level I to Level II or from Level II to Level III for the nine months ended September 30, 2014.

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The fair value of the Company’s assets and liabilities measured on a recurring basis, including both current and non-current portions for 2013, are categorized as follows:

at December 31, 2013	Quoted prices in active markets	Significant other observable inputs	Significant unobservable inputs
(unaudited - millions of Canadian $, pre-tax)	(Level I)[1]	(Level II)[1]	(Level III)[1]	Total

Derivative instrument assets:
Power commodity contracts	—	411	4	415
Natural gas commodity contracts	48	25	—	73
Foreign exchange contracts	—	5	—	5
Interest rate contracts	—	14	—	14
Derivative instrument liabilities:
Power commodity contracts	—	(299)	(3)	(302)
Natural gas commodity contracts	(50)	(22)	—	(72)
Foreign exchange contracts	—	(230)	—	(230)
Interest rate contracts	—	(8)	—	(8)
Non-derivative financial instruments:
Available for sale assets	—	47	—	47
	(2)	(57)	1	(58)

1	There were no transfers from Level I to Level II or from Level II to Level III for the year ended December 31, 2013.

The following table presents the net change in fair value of derivative assets and liabilities classified as Level III of the fair value hierarchy:

	Derivatives[1]
	three months ended September 30		nine months ended September 30
(unaudited - millions of Canadian $, pre-tax)	2014	2013	2014	2013

Balance at beginning of period	(1)	—	1	(2)
Settlements	—	—	—	1
Transfers out of Level III	(1)	—	(1)	(1)
Total gains/(losses) included in net income	2	(1)	—	(1)
Total gains included in OCI	—	—	—	2
Balance at end of period	—	(1)	—	(1)

1
For the three and nine months ended September 30, 2014, Energy revenues include unrealized gains attributed to derivatives in the Level III category that were still held at the reporting date of $2 million and nil, respectively (2013 - nil).

A 10 per cent increase or decrease in commodity prices, with all other variables held constant, would result in a $2 million decrease or increase, respectively, in the fair value of outstanding derivative instruments included in Level III as at September 30, 2014.

11. Contingencies and guarantees

TCPL and its subsidiaries are subject to various legal proceedings, arbitrations and actions arising in the normal course of business.  While the final outcome of such legal proceedings and actions cannot be predicted with certainty, it is the opinion of management that the resolution of such proceedings and actions will not have a material impact on the Company’s consolidated financial position or results of operations.

GUARANTEES
TCPL and its joint venture partner on Bruce Power, BPC Generation Infrastructure Trust (BPC), have each severally guaranteed certain contingent financial obligations of Bruce B related to a lease agreement and contractor and supplier services. In addition, TCPL and BPC have each severally guaranteed one-half of certain contingent

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financial obligations of Bruce A related to a sublease agreement and certain other financial obligations. The Company’s exposure under certain of these guarantees is unlimited.

In addition to the guarantees for Bruce Power, the Company and its partners in certain other jointly owned entities have either (i) jointly and severally, (ii) jointly or (iii) severally guaranteed the financial performance of these entities related primarily to delivery of natural gas, PPA payments and the payment of liabilities. For certain of these entities, any payments made by TCPL under these guarantees in excess of its ownership interest are to be reimbursed by its partners.

The carrying value of these guarantees has been included in other long-term liabilities. Information regarding the Company’s guarantees is as follows:

		at September 30, 2014		at December 31, 2013
(unaudited - millions of Canadian $)	Term	Potential Exposure[1]	Carrying Value	Potential Exposure[1]	Carrying Value

Bruce Power	ranging to 2019[2]	639	7	740	8
Other jointly owned entities	ranging to 2040	60	10	51	10
		699	17	791	18

1	TCPL’s share of the potential estimated current or contingent exposure.

2	Except for one guarantee with no termination date.

12. Related Party Transactions

The following amounts are included in due from affiliates:

		2014		2013
(unaudited - millions of Canadian $)	Maturity Date	Outstanding September 30	Effective Interest Rate	Outstanding December 31	Effective Interest Rate

Discount Notes[1]	2014	2,589	1.3%	2,721	1.3%
Credit Facility[2]		130	3.0%	—	—
		2,719		2,721

1	Interest on the discount notes is equivalent to current commercial paper rates.

2	This facility bears interest at the Royal Bank of Canada prime rate per annum.

In the three and nine months ended September 30, 2014, interest income included $10 million and $27 million, respectively (September 30, 2013 - $9 million and $29 million, respectively) as a result of inter-corporate borrowing.

At September 30, 2014, accounts receivables included $90 million due from various affiliates of TCPL (December 31, 2013 - $43 million).

The following amounts are included in due to affiliates:

		2014		2013
(unaudited - millions of Canadian $)	Maturity Date	Outstanding September 30	Effective Interest Rate	Outstanding December 31	Effective Interest Rate

Credit Facility[1]	2014	756	3.8%	865	3.8%
Credit Facility[2]		—	—	574	3.0%
		756		1,439

1	TransCanada has an unsecured $3.5 billion credit facility with a subsidiary of TCPL. Interest on this facility is charged at Reuters prime rate plus 75 basis points.

2
TCPL's demand revolving credit arrangement with TransCanada is $2.0 billion (or a U.S. dollar equivalent). This facility bears interest at the Royal Bank of Canada prime rate per annum, or the U.S. base rate per annum. This facility may be terminated at any time at TransCanada's option.

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In the three and nine months ended September 30, 2014, interest expense included $7 million and $28 million, respectively of interest (September 30, 2013 - $16 million and $48 million, respectively) charges as a result of inter-corporate borrowing.

At September 30, 2014, accounts payable included nil of interest payable to TransCanada (December 31, 2013 - $1 million).

The company made interest payments of $16 million and $30 million to TransCanada in the three and nine months ended September 30, 2014, respectively (September 30, 2013 - $10 million and $48 million, respectively).

13. Subsequent event

Bison Pipeline LLC
On October 1, 2014, TCPL completed the sale of its remaining 30 per cent interest in Bison Pipeline LLC (Bison LLC) to TC PipeLines, LP for an aggregate purchase price of US$215 million.